Exhibit 10.3
Execution Copy

STOCK PURCHASE AGREEMENT

among

BRINK SOFTWARE, INC.,

THE SHAREHOLDERS,

PARTECH, INC.

and

PAR TECHNOLOGY CORPORATION

dated as of

September 18, 2014

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 18, 2014, is entered into by and among Brink Software, Inc., a California corporation (“Company”), those individual shareholders of the Company who have executed a counterpart of this Agreement (each individually referred to herein as a “Shareholder” and collectively as the “Shareholders”), ParTech, Inc., a New York corporation (“Buyer”) and PAR Technology Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Shareholders own all of the issued and outstanding shares of common stock, no par value (the “Shares”) of the Company; and

WHEREAS, Shareholders wish to sell to Buyer, and Buyer wishes to purchase from the Shareholders, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I (Definitions):

“Achievement Percentage” means the percentage of achievement of planned software revenue with respect to a particular Calculation Period calculated as the sum of actual Direct Software Revenue plus actual Indirect Software Revenue during such Calculation Period divided by the amount of Planned Software Revenue for such Calculation Period.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Addressable Market” has the meaning set forth in Section 2.02(e)(vi)(A) (Earn-Out Payments).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” means the First Tranche Purchase Price plus the Second Tranche Purchase Price plus the Earn-Out Payments, if any.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.06 (Financial Statements).

“Balance Sheet Date” has the meaning set forth in Section 3.06 (Financial Statements).

“Basket” has the meaning set forth in Section 8.04(a) (Certain Limitations).

“Benefit Plan” has the meaning set forth in Section 3.20(a) (Employee Benefit Matters).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a) (Indemnification By Shareholder).

“Buyer’s Accountants” means BDO USA, LLP.

“Cap” has the meaning set forth in Section 8.04(a) (Certain Limitations).

“Calculation Period” means a period of time consisting of a calendar year ending December 31 for the years 2015, 2016, 2017 or 2018, as applicable.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change in Strategic Direction” has the meaning set forth in Section 2.04(e)(vii)(A) (Earn-Out Impairment).

“Change of Control” means, with respect to either Buyer or Parent, either (i) a transaction or related series of transactions (including by way of merger, consolidation, recapitalization, or reorganization) with a third party that is not an Affiliate of Buyer or Parent, as applicable, the result of which is that the holders of the outstanding voting stock of Buyer or Parent, as applicable immediately prior to such transaction cease to hold a majority of the outstanding voting stock of the surviving or resulting Person as a result of a merger, consolidation, recapitalization or reorganization or (ii) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Buyer or Parent, as applicable. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing” means either the First Closing or the Second Closing, as applicable.

“Closing Date” means either the First Closing Date or the Second Closing Date.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.04(a)(i) (Post-Closing Adjustment).

“Closing Date Net Assets” has the meaning set forth in Section 2.04(a)(i) (Post-Closing Adjustment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company including, for avoidance of the doubt, the Software.

“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, escrow agreement, access agreements, development agreements, services agreements, integration agreements, royalty agreements and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, specified third-party beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Transaction Expenses” include the direct costs and expenses incurred by the Company in connection with its obligations pursuant to Sections 2.03(b)(ix) and (x) (Transactions to be Effected at Closing).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c) (Direct Claims).

“Direct Software Revenue” means Software Revenue generated by Buyer’s internal direct sales team during a particular Calculation Period.

“Disclosure Schedules” means the Disclosure Schedules delivered by Shareholders and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iii) (Examination and Review Period).

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Calculation” has the meaning set forth in Section 2.02(e)(iv)(A) (Earn-Out Payments).

“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 2.02(e)(iv)(A) (Earn-Out Payments).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.02(e)(iv)(B) (Earn-Out Payments).

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.02(e)(iv)(A) (Earn-Out Payments).

“Earn-Out Impairment” has the meaning set forth in Section 2.04(e)(vii)(A) (Earn-Out Impairment).

“Earn-Out Review Period” has the meaning set forth in Section 2.02(e)(iv)(B) (Earn-Out Payments).

“Earn-Out Payment” has the meaning set forth in Section 2.02(e)(i) (Earn-Out Payments).

“Earn-Out Payment Date” has the meaning set forth in Section 2.02(e)(ii) (Earn-Out Payments).

“Earn-Out Percentage” means (a) with respect to the 2015 Calculation Period, one hundred percent (100%); (b) with respect to the 2016 Calculation Period, seventy five percent (75%); (c) with respect to the 2017 Calculation Period, fifty percent (50%); and, (d) with respect to the 2018 Calculation Period, fifty (50%).

“Employment Agreements” means those certain Employment Agreements dated as of the First Closing Date between the Company and each of the Key Employees.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means NBT Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement dated as of the First Closing Date between Buyer, Shareholder Representative, and the Escrow Agent including provisions with respect to the escrow of the Second Tranche Escrow Payment and the Second Tranche Shares attached hereto as Exhibit 1.

“Estimated Net Assets” has the meaning set forth in Section 2.04(a)(i) (Post-Closing Adjustment).

“Financial Statements” has the meaning set forth in Section 3.06 (Financial Statements).

“First Closing” has the meaning set forth in Section 2.01(a) (First Tranche).

“First Closing Date” has the meaning set forth in Section 2.05(a) (First Closing).

“First Closing Shareholders” means those Shareholders identified on Exhibit 2 attached hereto.

“First Tranche Purchase Price” has the meaning set forth in Section 2.02(a) (First Tranche Purchase Price).

“First Tranche Shares” means those shares held by the First Closing Shareholders and identified on Exhibit 2 attached hereto, which shares constitute not less than fifty-one percent (51%) of the Shares, as being sold in the First Closing.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Impairment Notice” has the meaning set forth in Section 2.04(e)(vii)(A) (Earn-Out Impairment).

“Indemnified Party” has the meaning set forth in Section 8.05 (Indemnification Procedures).

“Indemnifying Party” has the meaning set forth in Section 8.05 (Indemnification Procedures).

“Independent Accountant” has the meaning set forth in Section 2.02(iv) (Earn-Out Payments).

“Indirect Software Revenue” means Software Revenue generated through Buyer’s channel partners during a particular Calculation Period.

“Insider Shareholders” means, collectively, each of the shareholders identified in Exhibit 3 attached hereto.

“Insurance Policies” has the meaning set forth in Section 3.16 (Insurance).

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Internal Financial Statements” has the meaning set forth in Section 3.06 (Financial Statements).

“Intentional Fraud” means material representations made by the Company or any Shareholder that are deliberately made and known to be untrue by the party making such representation, or omissions of material facts deliberately made by any such person and known to make statements made by such person, in light of the circumstances under which they were made, misleading.

“Interim Balance Sheet” has the meaning set forth in Section 3.06 (Financial Statements).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06 (Financial Statements).

“Interim Financial Statements” has the meaning set forth in Section 3.06 (Financial Statements).

“Key Employees” means each of (a) the Insider Shareholders and (b) any other key employees identified by mutual agreement of Buyer and Shareholder Representative and set forth on Exhibit 4 attached hereto.

“Knowledge of the Company” or “Company’s Knowledge” means the actual or knowledge of any Insider Shareholder and such knowledge as such Insider Shareholder would have after reasonable inquiry into the facts necessary to make any related representation or warranty.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.02(a) (Purchase Price).

“Liabilities” has the meaning set forth in Section 3.07 (Undisclosed Liabilities).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special, incidental or other indirect damages or punitive damages, except in the case of breach of confidentiality, Intentional Fraud or to the extent actually awarded to a Governmental Authority or other third party, and shall be calculated net of any proceeds of insurance received with respect thereto.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Shareholders to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 (No Conflicts; Consents); or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a) (Material Contracts).

“Material Employees” means those employees identified by the mutual agreement of Buyer and the Shareholder Representative prior to the First Closing.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c) (Employee Benefit Matters).

“Net Asset Calculations” has the meaning set forth in Section 2.04(a)(i) (Post-Closing Adjustment).

“Net Assets” means the value of the assets of the Company less the value of the liabilities of the Company, as determined in accordance with GAAP.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a) (Employee Benefit Matters).

“Option Agreements” means agreements issued pursuant to and in accordance with Parent’s then effective equity incentive plan with respect to stock options with respect to the award of options to purchase shares of the Parent Common Stock  between Parent and each of the Insider Shareholders, such agreements (a) representing an aggregate total of three hundred thousand (300,000) shares of Parent Common Stock to be allocated among the foregoing individuals in accordance with Exhibit 5 attached hereto, (b) including an exercise price equal to the fair market value of the Parent Common Stock as of the date such option is granted and (z) subject to vesting whereby such options shall become 75% vested on the third anniversary of the date of such grant and an additional 25% vested, or fully vested, on the fourth anniversary of the date of such grant with such vesting accelerated upon termination of the recipient’s employment by the Company without Cause or by the recipient for Good Reason, each as defined in such recipient’s Employment Agreement.

“Parent” has the meaning set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Planned Software Revenue” means the projected Software Revenue for each Calculation Period as identified in Exhibit 6 attached hereto.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii) (Post-Closing Adjustment).

“Post-Closing Tax Period” means any taxable period beginning after the First Closing Date and, with respect to any taxable period beginning before and ending after the First Closing Date, the portion of such taxable period beginning after the First Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the First Closing Date and, with respect to any taxable period beginning before and ending after the First Closing Date, the portion of such taxable period ending on and including the First Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, for a Shareholder, the quotient of that number of Shares held by such Shareholder divided by the total number of Shares held by all Shareholders as of the date of the applicable calculation.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/Industry Standard License; (v) BSD License; (vi) MIT License; (vii) Apache License; and (viii) the Artistic License.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c) (Employee Benefit Matters).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the provision of point of sale/restaurant management software and related services for food service operators (corporate or franchisee) regardless of service model.

“Restricted Period” has the meaning set forth in Section 5.04(a) (Non-competition; Non-solicitation).

“Restricted Shareholders” has the meaning set forth in Section 5.04 (Non-competition; Non-Solicitation).

“Review Period” has the meaning set forth in Section 2.04(b)(i) (Examination and Review Period).

“Resolution Period” has the meaning set forth in Section 2.04(b)(ii) (Examination and Review Period).

“Second Closing” has the meaning set forth in Section 2.01(b) (Second Tranche).

“Second Closing Date” has the meaning set forth in Section 2.05(b) (Second Closing).

“Second Closing Shareholders” means those Shareholders identified on Exhibit 7 attached hereto.

“Second Tranche Contingent Cash Payment” has the meaning set forth in Section 2.02(b)(ii) (Second Tranche Purchase Price).

“Second Tranche Escrow Payment” has the meaning set forth in Section 2.02(b)(ii) (Second Tranche Purchase Price).

“Second Tranche Final Payment” has the meaning set forth in Section 2.02(b)(iv) (Second Tranche Purchase Price).

“Second Tranche Fixed Cash Payment” has the meaning set forth in Section 2.02(b)(i) (Second Tranche Purchase Price).

“Second Tranche Purchase Price” has the meaning set forth in Section 2.02(b) (Second Tranche Purchase Price).

“Second Tranche Shares” means those Shares held by the Second Closing Shareholders and identified on Exhibit 7 attached hereto as being sold in the Second Closing, which shall include all issued and outstanding Shares not transferred to Buyer at the First Closing.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Agreement” means that certain Shareholder Agreement of the Company among Buyer and the Shareholders dated as of the First Closing Date, which agreement shall include an agreement by all Shareholders to name Buyer as irrevocable proxy to vote the Second Tranche Shares attached hereto as Exhibit 8.

“Shareholder Indemnitees” has the meaning set forth in Section 8.03 (Indemnification By Buyer and Parent).

“Shareholder Representative” has the meaning set forth in Section 5.09 (Shareholder Representative).

“Shareholder Transaction Expenses” has the meaning set forth in Section 5.02 (Expenses).

“Shareholders’ Accountants” means Carr Accounting or such other accountants as may be designated by Shareholder Representative in writing to Buyer from time to time.

“Shares” has the meaning set forth in the recitals.

“Software” means Brink POS Software suite and associated modules, a cloud-based point of sale and restaurant management application primarily intended for use by operators of restaurants and other food service industry providers.

“Software Revenue” means revenue generated from (a) recurring software-as-a-service fees for the Software, (b) end user Software license fees, and (c) Software maintenance revenue (in each case, with respect to the Software as it is constituted as of the date of generation), all of which shall be measured as recognized in accordance with GAAP.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(ii) (Examination and Review Period).

“Straddle Period” has the meaning set forth in Section 6.04 (Straddle Period).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06 (Contests).

“Tax Losses” has the meaning set forth in Section 6.03 (Tax Losses).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a) (Third Party Claims).

“Total R&D Expense” means the aggregate expenses related solely to the development of the Software (allocated as necessary by mutual agreement for persons not solely working with or on the Software) accrued during a particular Calculation Period in the following expense categories, subject to the applicable maximum identified for the relevant Calculation Period as set forth in Exhibit 9 attached hereto: (a) personnel-related expenses, including wages, salary, bonus, benefits, and expenses related to the employment of personnel in the following functions:  (i) product management; (ii) developers (including third party/off-shore development); (iii) development management; (iv) quality assurance; (v) quality assurance management; and (vi) database analyst; plus (b) other costs related to engineering development and quality assurance tools and applications, both (a) and (b) as mutually agreed to by Buyer and Shareholder’s Representative, reduced by (c) any credits to expense for mutually agreed to customization or build-to-order projects for or of the Software.

“Transaction Documents” means this Agreement and the Escrow Agreement, the Employment Agreements and the Shareholders Agreement.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iii) (Examination and Review Period).

“Union” has the meaning set forth in Section 3.21(b) (Employment Matters).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01             Purchase and Sale. Subject to the terms and conditions set forth herein, Shareholders shall sell to Buyer, and Buyer shall purchase from Shareholders, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02 (Purchase Price).

(a)                First Tranche. On the First Closing Date, the First Closing Shareholders will sell and Buyer will purchase the First Tranche Shares for the First Tranche Purchase Price as hereinafter provided (“First Closing”). At or prior to the First Closing, each Shareholder shall deliver to Buyer a duly executed letter of transmittal in the form provided by Buyer (“Letter of Transmittal”) that has been completed in accordance with the instructions thereto (which Letters of Transmittal may be modified by the subject Shareholder(s) by written notice to Buyer as to the directions for making payment to such Shareholder(s) at least two Business Days prior to the date of the applicable payment).  Such Letter of Transmittal shall advise each First Closing Shareholder of the procedure for surrendering his or her First Tranche Shares in connection with the First Closing in consideration of such Shareholder’s Pro Rata Share of the First Tranche Purchase Price (as set forth adjacent to such Shareholder’s name on Exhibit 2 attached hereto) payable in accordance with Section 2.02(a) (First Tranche Purchase Price) below.

(b)                Second Tranche. Subject to the consummation of the First Closing, on the Second Closing Date, the Second Closing Shareholders will sell and the Buyer will purchase the Second Tranche Shares for the Second Tranche Purchase Price as hereinafter provided (“Second Closing”).  The Letter of Transmittal shall advise each Second Closing Shareholder of the procedure for surrendering and releasing from escrow his or her Second Tranche Shares in connection with the Second Closing in consideration of such Shareholder’s Pro Rata Share of the Second Tranche Purchase Price (as set forth adjacent to such Shareholder’s name on Exhibit 7 attached hereto) payable in accordance with Section 2.02(b) (Second Tranche Purchase Price) below.

Section 2.02             Purchase Price.

(a)               First Tranche Purchase Price. The purchase price for the First Tranche Shares shall be five million dollars ($5,000,000.00) (“First Tranche Purchase Price”), reflecting a per Share purchase price of approximately $9.27, payable by wire transfer of immediately available funds on the First Closing Date to an account or accounts designated to Buyer in the applicable Letters of Transmittal.

(b)               Second Tranche Purchase Price. The purchase price for the Second Tranche Shares shall be five million dollars ($5,000,000.00) (“Second Tranche Purchase Price”), reflecting a per Share purchase price of approximately $9.65, payable by wire transfer of immediately available funds as follows:

(i)                  two million dollars ($2,000,000.00) on the Second Closing Date to an account or accounts designated to Buyer in the applicable Letters of Transmittal (“Second Tranche Fixed Cash Payment”);

(ii)                 the aggregate estimated maximum amount of any indemnification claims of which Buyer has notified the Shareholder Representative on or prior to the Second Closing Date that Buyer may have pursuant to this Agreement up to a maximum of one million dollars ($1,000,000) (the amount of such claims the “Second Tranche Escrow Payment”), on the Second Closing Date to an account designated by the Escrow Agent, to be held in escrow until final resolution of such claim or claims in accordance with the Escrow Agreement, provided, however, that if the total amount of such claims of which Buyer has notified the Stockholder Representative is less than the Basket, the Second Tranche Escrow Payment shall be zero;

(iii)              an amount equal to the difference of (A) one million dollars ($1,000,000.00) less (B) the Second Tranche Escrow Payment, (such difference the “Second Tranche Contingent Cash Payment”) payable on the Second Closing Date to the account or accounts designated to Buyer in the applicable Letters of Transmittal; provided, however, if such amount does not equal a positive integer, no payment shall be due under this Section 2.02(b)(iii) (Purchase Price); and

(iv)               two million dollars ($2,000,000.00) payable by wire transfer of immediately available funds on the date of the first anniversary of the Second Closing Date (“Second Tranche Final Payment”) to an account or accounts designated to Buyer in the applicable Letters of Transmittal.

(c)                Purchase Price Adjustment. The Aggregate Purchase Price shall be subject to adjustment pursuant to Section 2.04 (Purchase Price Adjustment) hereof, which adjustment shall be applied against payments due to Shareholders hereunder until offset in full.

(d)                [Intentionally Omitted.]

(e)                Earn-Out Payments.

(i)                  As additional consideration for the Shares and the other promises and covenants contained herein, and subject to and as a condition of each Shareholder’s compliance with, and fulfillment of, its obligations and covenants hereunder, Buyer shall pay each Shareholder with respect to each Calculation Period an amount calculated in accordance with this Section 2.02(e) (Earn-Out Payments) its Pro Rata Share of up to an aggregate maximum (for any Calculation Period and in the aggregate for all Calculation Periods) of seven million dollars ($7,000,000) (each an “Earn-Out Payment” and, collectively, the “Earn-Out Payments”).

(ii)                 Each Earn-Out Payment, if any, shall be payable by wire transfer of immediately available funds to the account or accounts designated to Buyer in the Letters of Transmittal on the date that is two Business Days following the public release of final audited consolidated financial results in Parent’s Form 10-K for each Calculation Period (“Earn-Out Payment Date”). Each Shareholder shall receive a portion of each Earn-Out Payment equal to such Shareholder’s Pro Rata Share as set forth on Exhibit 2 attached hereto.

(iii)                The Earn-Out Payment for each Calculation Period, if any, shall be an amount equal to: (A) the sum of (1) Direct Software Revenue plus (2) Indirect Software Revenue minus (3) Total R&D Expense, multiplied by (B) the product of (1) the Earn-Out Percentage multiplied by (2) the Achievement Percentage; provided, however, if the Achievement Percentage for a particular Calculation Period does not equal or exceed seventy five percent (75%), no Earn-Out Payment shall be due or payable for such Calculation Period.

(iv)               Procedures Applicable to Determination of Earn-Out Payments.

(A)           By February 15 of each year from 2016 through 2019, inclusive (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Shareholder Representative a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation”). No later than the fifteenth (15th) Business Day of each month from January 2015 through December 2018, inclusive, Buyer shall also prepare and deliver to the Shareholder Representative a written statement setting forth in reasonable detail its calculation of the Earn-Out Payment earned through the end of the immediately preceding month  in such Calculation Period.

(B)            Shareholder Representative shall have fifteen (15) Business Days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-out Review Period, Shareholders Accountants shall have the right to inspect only those Company books and records supporting the Earn-Out Calculation during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earn-Out Payment. Prior to the expiration of the Earn-out Review Period, Shareholder Representative may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer.

(C)            Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Shareholder Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Shareholder Representative fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Shareholder Representative timely delivers an Earn-Out Calculation Objection Notice, Buyer and Shareholder Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-Out Payment for the applicable Calculation Period. If Buyer and Shareholder Representative are unable to reach agreement within ten (10) calendar days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Shareholders’ Accountants or Buyer’s Accountants selected by mutual agreement of Buyer and Shareholder Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) calendar days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Shareholder Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Shareholder Representative, and not by independent review. The resolution of the dispute and the calculation of Earn-Out Payment that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Shareholders and Buyer in proportion to the amounts by which their respective calculations differ from the Earn-Out Calculations as finally determined by the Independent Accountant.

(v)                In the event of a Change of Control of Parent prior to the Earn-Out Payment Date occurring in 2019, Parent shall cause the Person acquiring control of Parent to expressly assume Parent’s obligations under this Agreement.  In the event of a Change of Control of Buyer or a Change of Control of a (direct or indirect) subsidiary of Parent that owns the Software prior to the Earn-Out Payment Date occurring in 2019, Parent shall cause the Person acquiring control of Buyer or such other Person to expressly assume Buyer’s obligations under this Section 2.02(e) (Earn-Out Payments).  In the event of a transfer of title or exclusive license of the Software prior to the Earn-Out Payment Date occurring in 2019, Parent shall cause the Person acquiring title to the Software or so licensing the Software to expressly assume Buyer’s obligations under this Section 2.02(e) (Earn-Out Payments).

(vi)              Subsequent to the First Closing through the earlier of December 31, 2018 or full payment of the maximum amount of Earn-Out Payments, it is Buyer’s intention to:

(A)           take such measures as are reasonably required to assist in the generation of Software Revenue adequate to cause full payment of the Earn-Out Payments, including (i) actively promoting sales of the Software through those existing sales channels of Buyer and/or Parent which are reasonably appropriate to the Software’s potential customers whose requirements match the current Software functionality (referred to herein as the Software’s “Addressable Market”), (ii) prioritizing such sales of the Software within the then-current Addressable Market  , and (iii) prioritizing sales of the Software versus any existing Parent or Buyer software products or services that might compete with or be a substitute for the Software (except that Buyer and/or Parent may continue to prioritize sales of existing products in table service and international markets);

(B)            take such measures as are reasonably required to maintain and expand the addressable market by investing in the development of the Software;

(C)            provide reasonable customer support;

(D)            involve the Shareholder Representative in any strategic decisions of either Parent or Buyer that may result in a material reduction or delay in the timing of recognition of Software Revenue or a material increase in Total R&D Expense;

(E)            not terminate the Insider Shareholders without Cause (as defined in the Employment Agreement); and

(F)            not permit any condition to exist that would, upon an Insider Shareholder’s resignation, constitute termination for Good Reason (as defined in the Employment Agreement).

(vii)            Earn-Out Impairment.

(A)            In the event that, prior to December 31, 2018 or full payment of the maximum amount of Earn-Out Payments, any action or inaction of Buyer or Parent occurs that the Shareholder Representative believes in good faith has not materially conformed to subsections (vi)(A) through (F) above (any of the foregoing a “Change in Strategic Direction”), the Shareholder Representative shall notify Buyer in writing within thirty (30) days of its knowledge that the events giving rise to such Change in Strategic Direction have occurred (such notice an “Impairment Notice”) of: (1) the occurrence of a Change in Strategic Direction, (2) the events constituting such Change in Strategic Direction, and (3) the Shareholder Representative’s good faith estimate of the amount by which the Earn-Out Payments for each Calculation Period affected by such Change in Strategic Direction has been reduced or is likely to be reduced, as compared to the expected amount the Earn-Out Payment for each such Calculation Period had such Change in Strategic Direction not occurred (the aggregate amount of all such reductions for all Calculation Periods the “Earn-Out Impairment”). For the avoidance of doubt, no Change in Strategic Direction shall have occurred on the basis of any events to which the Shareholder Representative shall have consented in writing.

(B)            Buyer shall have thirty (30) days after its receipt of the Impairment Notice to respond in writing thereto.  If Buyer disagrees a Change in Strategic Direction has occurred or as to the amount of the Earn-Out Impairment, Buyer shall notify the Shareholder Representative and such notice to the Shareholder Representative shall be a “Dispute Notice” and such dispute shall be a “Dispute” pursuant to Section 10.09(c) (Governing Law; Dispute Resolution) and such Dispute shall be resolved in accordance with such section.  If the Buyer does not so respond within such thirty (30) day period, the Buyer shall be deemed to have rejected the amount of the Earn-Out Impairment, in which case the Shareholder Representative shall be free to pursue such remedies as may be available to the Shareholder Representative pursuant to Section 10.09(c) (Governing Law; Dispute Resolution); provided, however, the sole matters to be determined pursuant to any arbitration of a Dispute concerning an Earn-Out Impairment shall be (1) whether a Change in Strategic Direction occurred and (2) if so, the amount of the Earn-Out Impairment.

(C)            Any Earn-Out Impairment amount either agreed to by Buyer and the Shareholder Representative or determined by an arbitrator pursuant to Section 10.10(c) (Governing Law; Dispute Resolution) shall be paid by Buyer in equal installments over the remaining Earn-Out Payment Dates in addition to any Earn-Out Payment otherwise due on such date, subject in all cases to the requirement that the total amount of Earn-Out Payments and Earn-Out Impairment amounts shall not exceed $7,000,000.

(D)            Nothing contained herein shall limit Buyer’s right and obligation to exercise reasonable business judgment and to discharge fiduciary responsibilities to shareholders and shareholders of Parent in connection with conducting the business of the Company, subject to Buyer’s obligation to make any payments required by this Section.

(viii)            The parties hereto understand and agree that (A) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (B) Shareholders shall not have any rights as a security holder of Buyer or the Company as a result of Shareholders’ contingent rights to receive any Earn-Out Payment hereunder, and (C) no interest is payable with respect to any Earn-Out Payment.

(f)                 Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.02 (Purchase Price) the amount of (i) any Purchase Price Adjustment owed to it pursuant to Section 2.04 (Purchase Price Adjustment) and (ii) any Losses to which any Buyer Indemnitee may be entitled under Article VIII (Indemnification) of this Agreement or any other Transaction Document.

Section 2.03             Transactions to be Effected at the Closings.

(a)                At the First Closing, Buyer shall deliver (or cause to be delivered) to the First Closing Shareholders, in the case of subsection (i) and, otherwise, to the Shareholder Representative:

(i)                  each First Closing Shareholder’s Pro Rata Share of the First Tranche Purchase Price (as set forth adjacent to such Shareholder’s name on Exhibit 2 attached hereto);

(ii)                duly executed counterparts of each of the Transaction Documents;

(iii)               duly executed counterparts of all approvals, consents and waivers that are listed on Schedule 4.02 of the Disclosure Schedules;

(iv)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)                a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii)             certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and,

(viii)            such other documents or instruments as Shareholders reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)                 At the First Closing, the Shareholders shall deliver (or cause to be delivered):

(i)                  to Buyer, stock certificates evidencing the First Tranche Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with associated Letters of Transmittal;

(ii)                 to Buyer, duly executed counterparts of the Transaction Documents;

(iii)               to Buyer, duly executed counterparts of all approvals, consents and waivers that are listed on Schedule 3.05 of the Disclosure Schedules;

(iv)               to Buyer, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Company (i) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) the consummation of the transactions contemplated hereby and thereby and (iii) appointing new officers and directors of the Company designated by Buyer, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)                to Buyer, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vi)               to Buyer, a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)             to Buyer a certificate from the Company and each Shareholder pursuant to Treasury Regulations Section 1.1445-2(b) that the Company or such Shareholder, as applicable, is not a foreign person within the meaning of Section 1445 of the Code;

(viii)            to Buyer, written resignations, effective as of the First Closing Date, of all directors of the Company and such officers of the Company as requested by Buyer prior to such date;

(ix)              to Buyer, evidence reasonably satisfactory to Buyer that the Company has (A) secured the employment of all Material Employees;  (B) terminated the employment of employees of the Company other than Key Employees or Materials Employees; and (C) terminated all employment or similar agreement binding on the Company, with the exception of the Employment Agreements;

(x)                 to Buyer, evidence of the termination or amendment of each of the Company Contracts identified by the mutual agreement of Buyer and Shareholder Representative and set forth on Exhibit 10 attached hereto;

(xi)               to Buyer, a certificate of an executive officer of the Company identifying all unpaid Company Transaction Expenses and certifying that the Company has no payment obligations with respect to the Company Transaction Expenses other than those identified therein;

(xii)              to Buyer, evidence of the payment of all outstanding Company Indebtedness disclosed on Schedule 3.23 of the Disclosure Schedules and a certificate of an executive officer of the Company certifying that the Company has no outstanding Company Indebtedness as of the First Closing Date and that the properties and assets (including leasehold interests) of the Company are free and clear of Encumbrances;

(xiii)             to Buyer, such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(xiv)            to the Escrow Agent, stock certificates evidencing the Second Tranche Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; and,

(xv)              to the Escrow Agent, the stock transfer records of the Company and any blank stock certificates.

(c)                At the Second Closing, Buyer shall deliver (or cause to be delivered):

(i)                  to the Escrow Agent for delivery to the Second Closing Shareholders in accordance with the terms of the Escrow Agreement, such Shareholder’s  Pro Rata Share of Second Tranche Fixed Cash Payment and the Second Tranche Contingent Cash Payment, if any (as set forth adjacent to such Shareholder’s name on Exhibit 7 attached hereto), subject to any Post Closing Adjustment pursuant to Section 2.04 (Purchase Price Adjustment);

(ii)                 to the Shareholder Representative, such other documents or instruments as Shareholders reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement; and,

(iii)               to the Escrow Agent, the Second Tranche Escrow Payment, if any.

(d)                At the Second Closing, Shareholders shall deliver (or cause to be delivered):

(i)                  to Buyer, a certificate dated as of the Second Closing Date and signed by each Shareholder that the representations and warranties of the Shareholders contained in contained in Section 3.01 (Authority of Shareholders) are true and correct in all respects on and as of Second Closing Date with the same effect as though made at and as of such date; and,

(ii)                 to Buyer, such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04              Purchase Price Adjustment.

(a)                 Post-Closing Adjustment.

(i)                  As soon as reasonably practical following the First Closing Date, and in any event within sixty (60) days thereof, Buyer share prepare and deliver to Shareholder Representative (A) an unaudited balance sheet of the Company as of 11:59 p.m. PT on the First Closing Date (the “Closing Date Balance Sheet”) and (B) calculations of the Net Assets as reflected on (1) the Interim Balance Sheet (“Estimated Net Assets”) and (2) the Closing Date Balance Sheet (“Closing Date Net Assets”) (such calculations, collectively, the “Net Asset Calculations”). The Closing Date Balance Sheet shall be prepared on a consistent basis with the preparation of the Interim Balance Sheet.

(ii)                 The post-closing adjustment shall be an amount, which may be positive or negative, equal to the Closing Date Net Assets minus the Estimated Net Assets (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number in excess of fifty thousand dollars ($50,000.00), the Second Tranche Purchase Price shall be increased by the amount of the Post-Closing Adjustment less $50,000. If the Post-Closing Adjustment is a negative number, the Second Tranche Purchase Price shall be reduced by the amount of the Post-Closing Adjustment (expressed as a positive integer) less $50,000, applied in the following order: first to reduce the Second Tranche Fixed Cash Payment and then, as necessary until such adjustment is entirely set off, to reduce the Second Tranche Contingent Cash Payment, Second Tranche Final Payment and any Earn-Out Payment.

(b)                Examination and Review.

(i)                  After receipt of the Closing Date Balance Sheet and Net Asset Calculations, Shareholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Date Balance Sheet and Net Asset Calculations. During the Review Period, Shareholder Representative and Shareholders Accountants shall have the right to inspect only those Company books and records supporting the Net Asset Calculations during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the Net Asset Calculations and the Post-Closing Adjustment. Prior to the expiration of the Review Period, Shareholder Representative may object to the Net Asset Calculations by delivering a written notice of objection (“Statement of Objections”) to Buyer.

(ii)                 Any Statement of Objection shall specify the items in the Net Asset Calculation disputed by Shareholder Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Date Balance Sheet, Net Asset Calculations and the Post-Closing Adjustment shall be final and binding on the parties hereto. If Shareholder Representative timely delivers the Statement of Objections before the expiration of the Review Period, Buyer and Shareholders shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Date Balance Sheet, Net Asset Calculations and the Post-Closing Adjustment with such changes as may have been previously agreed in writing by Buyer and Shareholders, shall be final and binding.

(iii)               If Shareholders and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Date Balance Sheet. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Net Asset Calculations and the Statement of Objections, respectively.

(iv)               The fees and expenses of the Independent Accountant shall be paid by Shareholders, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Shareholders or Buyer, respectively, bears to the aggregate amount actually contested by Shareholders and Buyer.

(v)                 The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c)                Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 (Purchase Price Adjustment) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05             Closing.

(a)                 First Closing. Subject to the terms and conditions of this Agreement, the First Closing shall be consummated remotely via the electronic exchange of documents and signatures on the date hereof or on such other date as the Shareholder Representative and Buyer may mutually agree upon in writing (the day on which the First Closing takes place being the “First Closing Date”).

(b)                Second Closing. Subject to the terms and conditions of this Agreement, the Second Closing shall be consummated remotely via the electronic exchange of documents and signatures on the first anniversary of the First Closing Date (or, if such date fall on a non-Business Day, the next subsequent Business Day) or on such other date or at such other place as the Shareholder Representative and Buyer may mutually agree upon in writing (the day on which the Second Closing takes place being the “Second Closing Date”).

Section 2.06             Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Shareholders hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

Except as set forth in the correspondingly numbered schedules of the Disclosure Schedules, (i) solely with respect to Section 3.01 (Authority of Shareholders), each Shareholder severally represents and warrants, and (ii) solely with respect to Sections 3.02 (Organization, Authority and Qualification of the Company) through Section 3.26 (Full Disclosure), the Insider Shareholders and the Company jointly and severally represent and warrant that the statements contained in this Article III (Representations and Warranties of Shareholders and the Company) are true, correct and not misleading as of the date hereof.

Section 3.01            Authority of Shareholders. Each Shareholder has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby have been or at the applicable Closing will be, duly executed by such Shareholder and will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery and (provided required regulatory approvals are obtained) performance of this Agreement and consummation of the transaction contemplated hereby will not conflict with or result by itself or with giving of notice or passage of time any mortgage indenture, lease, contract, agreement or other instrument applicable to such Shareholder. Upon the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares held by each Shareholder free and clear of all Encumbrances.

Section 3.02             Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents, if any, to which it is a party will be duly authorized on or prior to the Closing.

Section 3.03             Capitalization.

(a)                 The authorized capital stock of the Company consists of 5,000,000 shares of common stock, no par value (“Common Stock”), of which 1,057,194 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances other than any applicable community property rights. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)                All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Shareholders or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)                There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Shareholder or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04             No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05             No Conflicts; Consents. The execution, delivery and performance by the Company and each Shareholder of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Shareholder; (c) except as set forth in Schedule 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Shareholder or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06             Financial Statements. Complete copies of the Company’s internally-prepared unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Internal Financial Statements”), and internally-prepared unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Internal Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07             Undisclosed Liabilities. The Company has no liabilities, obligations or commitments, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”), except (a) those which are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (c) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08             Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                amendment of the charter, by-laws or other organizational documents of the Company;

(c)                split, combination or reclassification of any shares of its capital stock;

(d)                issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                 material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                entry into any Contract that would constitute a Material Contract;

(i)                  incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                  transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k)                transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements outside the ordinary course of business;

(l)                  material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)               any capital investment in, or any loan to, any other Person;

(n)                acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)                any material capital expenditures;

(p)                imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)                 hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(s)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)                entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)                adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)               purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)               action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z)                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09             Material Contracts.

(a)                Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Schedule 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                  each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)                 all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)               all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)               all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)               all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)            all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)                any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)                 all Contracts between or among the Company on the one hand and any Shareholder or any Affiliate of a Shareholder (other than the Company) on the other hand;

(xi)                all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)              any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09 (Material Contracts).

(b)               Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)                The Company is not a party to or otherwise bound by any Contract with any Governmental Authority.

(d)                Except as set forth in Schedule 3.09(d) of the Disclosure Schedules, Company does not have any development obligations that are outstanding, ongoing or otherwise due or owing to any Person and, to the Company’s Knowledge, no claim of non-performance or defect has been raised in connection with any development deliverable. With regard to all obligations set forth in Schedule 3.09(d) of the Disclosure Schedules, the Company expects to complete all such obligations in accordance with (i) the time committed for delivery and (ii) all applicable specifications.

Section 3.10              Title to Assets; Real Property.

(a)                 The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Internal Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                  those items set forth in Schedule 3.10(a) of the Disclosure Schedules;

(ii)                 liens for Taxes not yet due and payable;

(iii)                mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)               easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)               other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)               Schedule 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, the expiration of the term of such lease or sublease for each leased or subleased property, any existing option for the Company’s extension or early termination of the term and any right of expansion for leased space; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11             Condition And Sufficiency of Assets. Except as set forth in Schedule 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the First Closing in substantially the same manner as conducted prior to the First Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12              Intellectual Property.

(a)                Schedule 3.12(a) of the Disclosure Schedules lists all Company Intellectual Property, including software, that are material to the Company’s business or operations. The Company has no Company IP Registrations.

(b)               Schedule 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Insider Shareholders have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)                Except as set forth in Schedule 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Insider Shareholders have provided the Buyer with true and complete copies of binding, written agreements with every current and former employee of the Company, with every current and former independent contractor, and with any other Person who has developed software code or other Intellectual Property for on behalf of the Company, whereby such employees, independent contractors and other Persons (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; (ii) acknowledge the Company’s exclusive ownership and use of all Company Intellectual Property; and (iii) release any and all claims pertaining to ownership of the Company Intellectual Property.

(d)                Except as set forth in Schedule 3.12(d) of the Disclosure Schedules, all copies of the Software source code, in whole or in part, in all matter of media are located at the Company’s current office located at 16835 West Bernardo Drive, Suite 205, San Diego, CA and no other location.

(e)                 The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(f)                  The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(g)                The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(h)                There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(i)                  All Public Software used by the Company is identified on Schedule 3.12(i) of the Disclosure Schedules, is fully segregable from software that is Company Intellectual Property and, except as described in Schedule 3.12(i) of the Disclosure Schedules, no Public Software is or has been incorporated or otherwise integrated into, aggregated or compiled in the same library or directory, or distributed with any software that is Company Intellectual Property, in contravention of any applicable license.  Except as set forth on Schedule 3.12(i) of the Disclosure Schedules, the Company has not made any improvements or changes to any Public Software that would constitute improvements that the Company would be obligated to share with the open source community.  No software developed by or for the Company is a “bootleg” version or copy.  The internal computer hardware systems, embedded systems and software used to operate the business of the Company: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity, (ii) have commercially reasonable security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of error, breakdown, failure or security breach occurring, (iii) are configured and maintained to minimize the effects of viruses and do not, to the Company’s Knowledge, contain trojan horses and other malicious code, and (iv) have not suffered any error, breakdown, failure or security breach in the last twelve months which had a Material Adverse Effect.

Section 3.13             Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14             Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing.

Section 3.15             Customers and Suppliers.

(a)                Except as set forth in Schedule 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its customers has ceased, or intends to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)                Except as set forth in Schedule 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16             Insurance.  Schedule 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or, to the Company’s Knowledge, its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Company’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or, to the Company’s Knowledge, any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17             Legal Proceedings; Governmental Orders.

(a)             Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Shareholder or any Affiliate thereof and relating to the Company); or (ii) against or by the Company or, to the Company’s Knowledge, any of its Affiliates, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)             Except as set forth in Schedule 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Schedule 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18             Compliance With Laws; Permits.

(a)                 Except as set forth in Schedule 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)               All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18(b) of the Disclosure Schedules.

Section 3.19             Environmental Matters.

(a)                The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the First Closing Date.

(b)               The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the First Closing Date in accordance with Environmental Law, and, to the Company’s Knowledge, there is no condition, event or circumstance that might prevent or impede, after the First Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the First Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has it received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(e)                Schedule 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)                 Schedule 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessor as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)                The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)               The Company has provided or otherwise made available to Buyer and listed in Schedule 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                 Neither any Insider Shareholder nor the Company is aware of or reasonably anticipates, as of the First Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the First Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)                 The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Schedule 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither any Insider Shareholder nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the First Closing Date.

Section 3.20             Employee Benefit Matters.

(a)                Schedule 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Schedule 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)                With respect to each Benefit Plan, the Insider Shareholders have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)                Except as set forth in Schedule 3.20(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Schedule 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)                Neither the Company nor, to the Company’s Knowledge, any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)                With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Schedule 3.20(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or, to the Company’s Knowledge, its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor, to the Company’s Knowledge, any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or, to the Company’s Knowledge, any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/except as set forth in Schedule 3.20(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Schedule 3.20(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)                  Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or, to the Company’s Knowledge, any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)                 Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor, to the Company’s Knowledge, any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)                Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                 There has been no amendment to, announcement by the Company or, to the Company’s Knowledge, any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company, nor, to the Company’s Knowledge, any of its Affiliates, has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)                Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                 Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21              Employment Matters.

(a)                The Company has provided to Buyer a true and complete list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company’s records) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)                Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)                 The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Schedule 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)                The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22              Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)                 All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                 The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting (e.g. Forms W-2 and 1099) and backup withholding provisions of applicable Law.

(c)                 No written claim or the Company’s Knowledge, any other claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)                The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                 Section 3.22(f) of the Disclosure Schedules sets forth:

(i)                   the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have been extended;

(ii)                 those taxable years for which examinations by the taxing authorities for Taxes have been completed; and

(iii)                those taxable years for which examinations by taxing authorities for Taxes are presently being conducted.

(g)                All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)               The Company is not a party to any Action by any taxing authority. There are no pending or, to the Company’s Knowledge, threatened Actions by any taxing authority.

(i)                 The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2012.

(j)                  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)                  No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)               The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)                The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                  any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                 an installment sale or open transaction occurring on or prior to the First Closing Date;

(iii)               a prepaid amount received on or before the First Closing Date;

(iv)               any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                any election under Section 108(i) of the Code.

(o)                Neither the Company nor any Shareholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)                The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)                The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)                 Schedule 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)                 No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23             Indebtedness.  Schedule 3.23 of the Disclosure Schedules sets forth the principal of, and accrued interest and interest equivalents on, the following indebtedness of the Company as of the date hereof: (a) indebtedness for borrowed money, (b) any obligations evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) liabilities of Persons (other than the Company) secured by a Encumbrance on any asset of the Company, (d) liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) liabilities under lease obligations required to be classified and accounted for as capital leases and liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, and (f) liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other person; including in each case all accrued interest, penalties and all pre-payment fees (collectively, “Company Indebtedness”).

Section 3.24             Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.25             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or any Shareholder.

Section 3.26             Full Disclosure. No representation or warranty by the Company or any Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All copies of documents and other materials provided to Buyer by the Company in connection with Buyer’s due diligence review of the Company are true and complete copies and conform to the originals in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the correspondingly numbered schedules of the Disclosure Schedules, Buyer and Parent represent and warrant, jointly and severally, that the statements contained in this Article IV (Representations and Warranties of Buyer) are true, correct and not misleading as of the date hereof.

Section 4.01             Organization and Authority of Buyer and Parent.

(a)                Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Shareholders and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

(b)                Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Shareholders and the Company) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.02             No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer or Parent is a party or by which the Buyer or Parent is bound or to which any of their respective properties and assets are subject (including any material contract) or any Permit affecting the properties, assets or business of the Buyer or Parent. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03              Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Parent.

Section 4.05             Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06             Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
COVENANTS

Section 5.01             Conduct of Business After First Closing. From and including the First Closing Date, no Shareholder that acts as an employee, officer or agent of Company will take any action with respect to the Company except under the direction and control of Buyer or Parent.

Section 5.02              Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by (a) the Shareholders in respect of the expenses of the Shareholders and the Company (other than Company Transaction Expenses) (collectively, the “Shareholder Transaction Expenses”) and the Parent in respect of the expenses of the Parent and the Buyer, whether or not the First Closing shall have occurred.

Section 5.03             Confidentiality. From and after the First Closing, each Shareholder shall, and shall use its commercially reasonable best efforts to cause his or her respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Shareholder can show that such information (a) is generally available to and known by the public through no fault of any Shareholder or his or her respective Representatives; or (b) is lawfully acquired by Shareholder, any of his or her respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholder or his or her respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that such Shareholder shall use commercially reasonable best efforts to cooperate with Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04             Non-competition; Non-solicitation

(a)                Except with respect to authorized activities of the Insider Shareholders  in their capacities as employees, officers, or agents of the Company, the Buyer or the Parent, for a period commencing on the First Closing and expiring on the fifth (5th) anniversary of the Second Closing Date (the “Restricted Period”), each Insider Shareholder and each other Shareholder identified on Exhibit 11 (collectively the “Restricted Shareholders”) shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a director, partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Restricted Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)                Except with respect to the authorized activities of the Shareholders  in their capacities as employees, officers, or agents of the Company, the Buyer or the Parent, during the Restricted Period, each Shareholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.04(b) (Non-competition; Non-solicitation) shall prevent each Shareholder or any of his or her Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                During the Restricted Period, each Shareholder shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)                Each Shareholder acknowledges that a breach or threatened breach of this Section 5.04 (Non-competition; Non-solicitation) would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                Each Shareholder acknowledges that the restrictions contained in this Section 5.04 (Non-competition; Non-solicitation) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 (Non-competition; Non-solicitation) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 (Non-competition; Non-solicitation) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05             Books and Records.

(a)                In order to facilitate the resolution of any claims made against or incurred by Shareholders prior to the Second Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)                   retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)                 upon reasonable notice, afford the Representatives of Shareholders reasonable access (including the right to make, at the Shareholders’ expense, photocopies and/or electronic copy), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI (Tax Matters).

(b)                Buyer shall not be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 (Books and Records) where such access would violate any Law.

Section 5.06             Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled, without the prior approval of Shareholders, to file a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement and by the Transaction Documents in the form required by the Securities Exchange Act of 1934, as amended, and/or any other public disclosure as is required by applicable Law or stock exchange requirements.

Section 5.07             Further Assurances. Following the First Closing and continuing after consummation of the Second Closing, each of the parties hereto shall, and shall use commercially reasonable best efforts to cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the First Closing or Second Closing, as applicable, the Insider Shareholders shall, subsequent to such Closing, provide reasonable assistance to Buyer and the Company in obtaining such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Shareholders shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Shareholders provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 5.08            Parent Guaranty.  In consideration of the covenants, agreements and undertakings of Shareholders contained in this Agreement, Parent hereby guarantees to Shareholders, and their permitted successors and assigns, the full, prompt and complete payment and performance by Buyer of all of the covenants, conditions and agreements of the Buyer contained in this Agreement. Parent hereby waives all notice of default by the Buyer and consents to any extension that may be given by Shareholders to the Buyer of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection.

Section 5.09             Shareholder Representative.

(a)                Each Shareholder hereby irrevocably authorizes, constitutes and appoints the Person identified in Exhibit 12 attached hereto as such “Shareholder Representative” as such Shareholder’s representative (“Shareholder Representative”) and such Shareholder’s true and lawful attorney in fact, to act on such Shareholder’s behalf in the absolute discretion of Shareholder Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any other Transaction Document and any waiver of any claim or right arising out of this Agreement and giving and receiving all notices pursuant to this Agreement; and in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 5.09 (Shareholder Representative), including the exercise of the power to:

(i)                  give and receive notices and communications;

(ii)                 agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer;

(iii)                litigate, arbitrate, resolve, settle or compromise any claim for indemnification or Earn Out Payments;

(iv)               execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, including the Escrow Agreement;

(v)                 make all elections or decisions contemplated by this Agreement and any Transaction Document; and,

(vi)               take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing

(b)                Buyer shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder or the amount of any Earn Out Payments, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Shareholder, either individually or collectively, or by operation of Law, whether by death or other event.

(c)                The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders according to each Shareholder’s percentage ownership in the Company immediately prior to the First Closing (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. The Shareholders acknowledge and agree that, if a Shareholder is available that is also an employee of the Company, any Shareholder Representative appointed hereunder must at the time of such appointment be an employee of the Company and shall be deemed to have immediately resigned such appointment upon the effective date of any cessation of employment with the Company. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in subsection (b) above.

Section 5.10            Option Agreements.  Promptly following the First Closing Date, Parent shall submit to its board of directors with regard to the approval and issuance of the Option Agreements and shall deliver to each Insider Shareholder an Option Agreement for such Insider Shareholder’s acceptance and execution.

ARTICLE VI
TAX MATTERS

Section 6.01              Tax Covenants.

(a)                Without the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), Shareholders shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)                Without the prior written consent of the Shareholder Representative (which consent will not be unreasonably withheld or delayed), Buyer shall not, and shall not cause or permit the Company or its Affiliates to (i) amend any Tax Returns filed with respect to any Tax year ending on or before the First Closing Date (or with respect to any Straddle Period) or (ii) make any Tax election that has retroactive effect to any such Tax year (or to any Straddle Period).

(c)                All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Shareholders when due. Each Shareholder shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(d)               Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the First Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Shareholders (together with schedules, statements and, to the extent requested by the Shareholders, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Shareholders object to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Shareholders shall negotiate in good faith and use their commercially reasonable best efforts to resolve such items. If Buyer and Shareholders are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Shareholders. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02             Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the First Closing Date. After such date neither the Company, any Shareholder nor any Affiliates of any Shareholder and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03              Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Date Net Assets, the following Losses incurred by Buyer and any Buyer Indemnitee shall constitute “Tax Losses”: (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22 (Taxes); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI (Tax Matters); (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the First Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the First Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.

Section 6.04             Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the First Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the First Closing Date; and

(b)                in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the First Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05             Intentionally Omitted..

Section 6.06             Contests. Buyer agrees to give written notice to Shareholders of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer for a Tax Loss (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except and only to the extent that the Shareholders forfeit rights or defenses by reason of such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Shareholders (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholders shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Shareholders.

Section 6.07             Cooperation and Exchange of Information. Shareholders and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI (Tax Matters) or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Shareholders and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the First Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the First Closing Date, Shareholders or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08             Overlap. To the extent that any obligation or responsibility pursuant to Article VIII (Indemnification) may overlap with an obligation or responsibility pursuant to this Article VI (Tax Matters), the provisions of this Article VI (Tax Matters) shall govern.

ARTICLE VII
INTENTIONALLY OMITTED

ARTICLE VIII
INDEMNIFICATION

Section 8.01             Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the First Closing until such date that is the one year anniversary of the First Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Authority of Shareholders), Section 3.02 (Organization, Authority and Qualification of the Company ), Section 3.03 (Capitalization), Section 3.25 (Brokers), Section 4.01 (Organization and Authority of Buyer and Parent)  and Section 4.04 (Brokers) shall survive indefinitely, (b) Section 3.19 (Environmental Matters), Section 3.20 (Employee Benefit Matters) and Section 3.22 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, and (c) Section 3.12(g) (Intellectual Property Matters) shall survive for a period of three (3) years after the First Closing Date. All covenants and agreements of the parties contained herein shall survive the First Closing Date indefinitely or for such other period as is explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02             Indemnification By Shareholders.

(a)                Subject to the other terms and conditions of this Article VIII (Indemnification), the Shareholders shall severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy or breach of any of the representations or warranties in Section 3.01 (Authority of Shareholders) or in any certificate or instrument delivered by or on behalf of such Shareholder pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Shareholder pursuant to this Agreement.

(b)               Subject to the other terms and conditions of this Article VIII (Indemnification), the Insider Shareholders shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)                  any inaccuracy in or breach of any of the representations or warranties of the Shareholders or the Company contained in this Agreement (other than Section 3.01 (Authority of Shareholders)) or in any certificate or instrument delivered by or on behalf of any Insider Shareholder or the Company pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders or the Company (other than as provided in subsection (a)(ii) above) pursuant to this Agreement; or

(iii)               any Tax Losses.

Section 8.03             Indemnification By Buyer and Parent. Subject to the other terms and conditions of this Article VIII (Indemnification), Buyer and Parent shall jointly and severally indemnify and defend each Shareholder and his or her respective Affiliates (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer or Parent pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement.

Section 8.04             Certain Limitations. The indemnification provided for in Section 8.02 (Indemnification By Shareholders) and Section 8.03 (Indemnification By Buyer and Parent) shall be subject to the following limitations:

(a)                Shareholders shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02 (Indemnification By Shareholders)  until the aggregate amount of all Losses in respect of indemnification under Section 8.02 (Indemnification By Shareholders)  exceeds $150,000 (the “Basket”), in which event Shareholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Shareholders shall be liable pursuant to Section 8.02 (Indemnification By Shareholders) shall not exceed Three Million Dollars ($3,000,000) (the “Cap”).

(b)               Buyer shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.03 (Indemnification By Buyer and Parent) until the aggregate amount of all Losses in respect of indemnification under Section 8.03 (Indemnification By Buyer and Parent) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03 (Indemnification By Buyer and Parent) shall not exceed the Cap, except for breach of Buyer’s obligations in Article II (Purchase and Sale) and Parent’s obligations in Section 5.08 (Parent Guaranty) for which Losses shall not exceed the Aggregate Purchase Price.

(c)                Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) (Certain Limitations) above shall not apply to any Losses arising out of or related to Intentional Fraud.

(d)                For purposes of this Article VIII (Indemnification), the calculation of the amount of Losses arising as a result of any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05             Indemnification Procedures. The party making a claim under this Article VIII (Indemnification) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII (Indemnification) is referred to as the “Indemnifying Party”.

(a)                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party and the Section of this Agreement pursuant to which such Third Party Claim is made. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b) (Indemnification Procedures), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required shall be deemed Losses of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b) (Indemnification Procedures), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Shareholder Representative (or in the case of any claim arising under Section 8.02(a) (Indemnification by Shareholders) above, the affected Shareholder) and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.03 (Confidentiality)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b) (Indemnification Procedures). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a) (Indemnification Procedures), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party and the Section of this Agreement pursuant to which such Direct Claim is made. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the such Indemnified Party pursuant to Section 10.09(c) (Governing Law; Dispute Resolution).

Section 8.06             Payments. Once a Loss is agreed to by the Indemnifying Party to be a Loss for which the Indemnifying Party must indemnify an Indemnified Party, or such Loss is finally adjudicated to be payable pursuant to this Article VIII (Indemnification), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by (a) wire transfer of immediately available funds or (b) if the Shareholders are the Indemnifying Party and (x) if such agreement occurs before the Second Closing Date, by authorizing Buyer to withhold the agreed Loss from the Second Tranche Escrow Payment, or (y) if such agreement occurs after the Second Closing Date, by instructing the Escrow Agent pursuant to the Escrow Agreement to disburse the amount of any agreed Losses to the Buyer Indemnitee; provided, that, if the Second Tranche Escrow Payment or funds remaining in the Escrow Amount are insufficient to satisfy Shareholders obligations hereunder, Shareholders shall satisfy their obligations by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five per cent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09             Exclusive Remedies. Subject to (a) Section 5.04 (Non-competition; Non-solicitation), (b) Section 10.10 (Specific Performance) and (c) any dispute resolution procedures expressly established by the parties herein, including, without limitation, by reference to Section 10.09 (Governing Law; Dispute Resolution), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Intentional Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, in which cases the Persons committing such acts shall be solely responsible therefor to the extent that such claims exceed the Aggregate Purchase Price) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI (Tax Matters) and this Article VIII (Indemnification) and pursuant to Section 10.09(c) (Governing Law; Dispute Resolution). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII (Indemnification). Nothing in this Section 8.09 (Exclusive Remedies) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Intentional Fraud, criminal or intentional misconduct.

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
MISCELLANEOUS

Section 10.01          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01 (Notices)):

If to Shareholders:	Brink Shareholders c/o Shareholder Representative at Contact Information set forth in Exhibit 12 attached hereto
with a copy to:	Procopio, Cory, Hargreaves & Savitch LLP 12544 High Bluff Drive, Suite 300 San Diego, CA 92130 Attention: Paul B. Johnson Facsimile: 619-744-5443 E-mail: paul.johnson@procopio.com
If to Buyer or Parent:	PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 Attention: Ronald J. Casciano Chief Executive Officer & President Facsimile: 315-735-4191 E-mail: ron_casciano@partech.com
with a copy to:	PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 Attention: Legal Department Facsimile: 315-735-4191 E-mail: legal@partech.com
with a copy to:	Pierce Atwood LLP 100 Summer Street Boston, MA 02110 Attention: Timothy C. Maguire Facsimile:617-824-2020 E-mail: tmaguire@pierceatwood.com

Section 10.02         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.03          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.04 (Non-competition; Non-solicitation), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. No other representations or warranties have been made by the Parties to each other except as are set forth in this Agreement and the other Transaction Documents.

Section 10.06          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07          No Third-party Beneficiaries. Except as provided in Article VIII (Indemnification), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09          Governing Law; Dispute Resolution.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)                Except to the extent a different procedure is expressly provided for herein and subject to the limitations of set forth in Article VIII (Indemnification), including, without limitation, Section 8.09 (Exclusive Remedies), if any dispute arises (i) out of or relating to, this Agreement, any Transaction Document or any alleged breach hereof or thereof, or (ii) with respect to any of the Transactions (“Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties (“Dispute Notice”).  If any party delivers a Dispute Notice pursuant to this Section 10.09 (Governing Law; Dispute Resolution), the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

(c)                If the Dispute is not resolved pursuant to Section 10.09(b) (Governing Law; Dispute Resolution) above, the Dispute shall be submitted to nonbinding mediation with a mutually agreed upon mediator.  A demand for mediation shall be forwarded in writing to the other party.  Within ten (10) days after receipt of the demand for mediation, the parties shall attempt in good faith to agree on a mediator.  Should however, the parties fail to agree on a mediator, then each party shall select a mediator and the two mediators so chosen shall select a third mediator.  Mediation shall be conducted by the panel of three mediators.  The mediation shall be held within thirty (30) days from the selection of the mediator. Each party shall bear its own expenses of such mediation, including the attorneys’ fees and expenses of the parties.  If either party is dissatisfied with such mediation, either party shall have the right to submit such dispute to arbitration pursuant to the following subsection (d).

(d)                If the Dispute is not resolved pursuant to Section 10.09(b) or (c) (Governing Law; Dispute Resolution) above, the Dispute or indemnification claim shall be settled by arbitration conducted in San Diego, California, or such other place as mutually agreed to by the parties, which shall be in accordance with the then effective Comprehensive Arbitration Rules of JAMS.  The arbitration of such issues, including the determination of any amount of Losses suffered by any party hereto by reason of the acts or omissions of any party, shall be subject to all limitations of liability set forth in this Agreement, including, without limitation, Article VIII (Indemnification), and shall final and binding upon all parties.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  The arbitrator shall have the authority to award any remedy or relief that a court in the State of California could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process.  The arbitrator shall apply the law of the State of New York in deciding the merits of any Dispute.  The arbitrator shall provide a written and reasoned explanation for any award rendered in the arbitration.  By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

Section 10.10          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARTECH, INC.

By
Name:
Title:

PAR TECHNOLOGY CORPORATION

By
Name:
Title:

BRINK SOFTWARE, INC.

By
Name:
Title:

[COMPANY, BUYER AND PARENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[SHAREHOLDERS NAME]

By
Name:
Title:

CONSENT OF SPOUSE

I, [SPOUSE NAME], spouse of [SHAREHOLDERS NAME],  have read and hereby approve the foregoing Agreement.  In consideration of the purchase by Buyer of the Shares pursuant to the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or similar interest that I may have in the Shares shall be similarly bound by the Agreement.  Nothing in this Agreement is intended to give me any property rights with respect to the Shares that I do not otherwise have under applicable law.

I hereby appoint my spouse my attorney in fact to execute any documents necessary or desirable to consummate the transactions contemplated by the Agreement, including any Stock Powers, Assignments Separate from Certificate, the Letter of Transmittal or the like.

[SPOUSE NAME]

By
Print Name:

[SHAREHOLDER AND SPOUSE SIGNATURE PAGE]